                       FIRST AMENDMENT TO CREDIT AGREEMENT


     THIS FIRST AMENDMENT TO CREDIT AGREEMENT (the "AMENDMENT"), dated as of September 19, 1994 is entered into by and between STANFORD TELECOMMUNICATIONS, INC. (the "BORROWER") and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION (the "BANK").

                                    RECITALS

     A. The Borrower and the Bank are parties to a Credit Agreement (Including Overdraft Facility) dated as of July 31, 1993 (as in effect as of the date of this agreement, the "CREDIT AGREEMENT") pursuant to which the Bank has extended certain credit facilities to the Borrower.

     B. The Borrower and the Bank have agreed to extend the period in which the credit is available under the Credit Agreement and to certain other changes to the terms and conditions of the Credit Agreement and that no new credit will be extended under the Credit Agreement after July 31, 1994, until execution of this Amendment and compliance with the provisions of Paragraph 4 of this Amendment.

     C. The Bank is willing to amend the Credit Agreement, subject to the terms and conditions of this Amendment.

     NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. DEFINED TERMS. Unless otherwise defined herein, capitalized terms used herein shall have the meanings, if any, assigned to them in the Credit Agreement.

     2.  AMENDMENTS TO CREDIT AGREEMENT.

          (a) Paragraph 1.1 of the Credit Agreement shall be amended in the first sentence thereof by deleting the date "July 31, 1994" and inserting in lieu thereof the date "September 30, 1995".

          (b) Paragraph 1.2(b) of the Credit Agreement shall be amended in the last sentence thereof by deleting the date "July 31, 1994" and inserting in lieu thereof the date "September 30, 1995".

          (c) Paragraph 1.3(a) of the Credit Agreement shall be amended by deleting it in its entirety and restating it in full, as follows:


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          "(a)  Each Offshore Rate related advance shall be in an amount not less than One Million and 00/100 Dollars ($1,000,000.00).".

          (d) Paragraph 1.3(b) of the Credit Agreement shall be amended by inserting in the first sentence thereof after the phrase "at a rate per annum equal to the Offshore Rate" the phrase "plus 1.25 percentage points (1.25%)".

          (e) The definition "Offshore Rate Interest Period" in Paragraph 1.3(f) of the Credit Agreement shall be amended in the last line thereof by deleting the date "January 30, 1995" and inserting in lieu thereof the date "March 31, 1996".

          (f) Paragraph 1.4(b) of the Credit Agreement shall be amended by inserting in the first sentence thereof after the phrase "at a rate per annum equal to the Fixed Rate" the phrase "plus 1.25 percentage points (1.25%)".

          (g) The definition "Fixed Rate Interest Period" in Paragraph 1.4(e) of the Credit Agreement shall be amended in the last line thereof by deleting the date "January 30, 1995" and inserting in lieu thereof the date "March 31, 1996".

          (h) Paragraph 1.5(c)(i) of the Credit Agreement shall be amended by deleting the date "January 30, 1995" and inserting in lieu thereof the date "March 31, 1996".

          (i) Paragraph 1.5(d) of the Credit Agreement shall be amended by deleting it in its entirety and restating it in full, as follows:

          "(d) The discount and commission for each draft shall be at the Bank's 'all-in-rate' for acceptances in effect on the date of acceptance and discount plus 1.25 percentage points (1.25%)."

          (j) Paragraph 1.6(b)(ii) of the Credit Agreement shall be amended by deleting the date "January 30, 1995" and inserting in lieu thereof the date "March 31, 1996".

          (k) Paragraph 1.7(b)(i) of the Credit Agreement shall be amended by deleting the date "July 31, 1995" and inserting in lieu thereof the date "September 30, 1996".

          (l) Paragraph 1.7(c) of the Credit Agreement shall be amended by deleting it in its entirety and restating it in full, as follows:

     "(c)  Borrower shall pay Bank the following issuance fees:


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     "If the face amount of the letter of credit is:

     "$-0- to $249,999   $250,000 to $1,000,000   Over $1,000,000
      ----------------   ----------------------   ---------------

     "1.75% per annum       1.50% per annum       1.00% per annum

     "With a minimum fee of $250.00 and other such fees at the times and in the amounts Bank advises Borrower from time to time as being applicable to standby letters of credit.".

          (m) Paragraph 1.8(b) through Paragraph 1.8(f) of the Credit Agreement shall be amended in its entirety to provide as follows:

          "(b) At the Borrower's request, the Bank shall make, on or after the First Amendment Effective Date (as defined in the First Amendment to this Agreement) and prior to September 30, 1995, one or more term loans to the Borrower (the 'Term Loan' or 'Term Loans') in an aggregate amount (net of any existing terms loans made by the Bank to the Borrower and outstanding as of the date of this Agreement) not exceeding the lesser of:

               "(i)  $5,000,000; or

               "(ii) An amount equal to the purchase price of fixed assets purchased by the Borrower during the twelve months prior to the date the Term Loan is made (and not included in computing any Term Loan previously made under this Agreement) but excluding sales taxes, freight charges, and installation costs incurred by the Borrower with respect to such assets. If requested by the Bank, the Borrower shall submit invoices to the Bank documenting the foregoing.

          "(c) The Bank's obligation to make any Term Loan is subject to the following conditions precedent at the time the Term Loan is made:

               "(i) The Borrower shall have maintained on a consolidated basis, for two consecutive fiscal quarters (each commencing after September 30, 1994), a Debt Coverage ratio of not less than 2.00 to 1.00. For the purpose of this Agreement, 'Debt Coverage ratio' means the ratio of (1) quarterly net profits after taxes, minus interest income, plus depreciation and amortization, to (2) 25% of the current portion of long-term debt (including lease debt). In calculating this ratio, the components of Debt Coverage shall be determined in accordance with generally accepted accounting principles consistently applied; and

               "(ii) The Borrower shall have provided the Bank with a financial forecast, including a balance sheet and


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     profit and loss statement for the same period as the requested Term Loan.

     "All terms and provisions of this Agreement, including the Covenants contained in Paragraphs 6.5 through 6.9 must be complied with so long as any Term Loan is outstanding.

          "(d) At the time the Borrower requests a Term Loan, it shall specify which of the following (i), (ii), or (iii) applies to such Term Loan:

               "(i)  REFERENCE RATE OPTION.

                    "(aa) Under this option, the Term Loan (the 'Reference Rate Term Loan' shall bear interest until payment is due (computed daily on the basis of a 360 day year and actual days elapsed, which results in more interest than if a 365 day year were used) at a rate per annum equal to the rate of interest publicly announced from time to time by the Bank in San Francisco, California, as its Reference Rate plus one-half of one percentage point (0.50%). The Reference Rate is set by the Bank and is based on various factors, including the Bank's costs and desired return, general economic conditions, and other factors, and is used as a reference point for pricing some loans. The Bank may price loans at, above, or below the Reference Rate. Any change in the Reference Rate shall take effect on the day specified in the public announcement of such change. The Borrower shall pay interest on each Reference Rate Term Loan on the last day of the calendar month in which the Reference Rate Term Loan is made, on the last day of each successive month thereafter, and upon payment in full of principal of the Reference Rate Term Loan.

                    "(bb) Borrower may prepay the Reference Rate Term Loan at any time in full or in part.

                    "(cc) Principal of each Reference Rate Term Loan shall be repaid in 36 substantially equal monthly instalments on the last day of each month (commencing on the month in which the Reference Rate Term Loan is made) and all unpaid principal, together with all accrued and unpaid interest, shall be due on the date which is three years less one day after the date the Reference Rate Term Loan is made and not after September 30, 1998.

                    "(dd) Principal and interest owing to the Bank on each Reference Rate Term Loan shall be evidenced by entries in records maintained by the Bank.


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

               "(ii)  FIXED RATE OPTION.

                    "(aa) Under this option, the Term Loan (the 'Fixed Rate Term Loan' shall bear interest until payment is due (computed daily on the basis of a 360 day year and actual days elapsed, which results in more interest than if a 365 day year were used) at a rate per annum equal to the sum of a rate chosen by the Bank plus two percentage points, which aggregate rate of interest shall be agreed to between the Bank and the Borrower as applicable to such Fixed Rate Term Loan (the 'Fixed Rate'). Each Fixed Rate Term Loan shall be for an amount not less than $500,000 and for a period of at least 12 months and if longer, for the number of months divisible by three but not more than 36 months, as agreed to between the Bank and the Borrower.

                    "(bb) The Borrower shall pay interest on each Fixed Rate Term Loan on the last day of the calendar month in which the Fixed Rate Term Loan is made, on the last day of each successive month thereafter, and upon payment in full of principal of the Fixed Rate Term Loan.

                    "(cc) The Borrower may at any time prepay any Fixed Rate Term Loan in full or in part. Each prepayment shall be accompanied by the payment of accrued interest on the amount prepaid. The Borrower shall, on demand, pay to the Bank the amount (if any) by which (i) the additional interest which would have been payable on the amount prepaid had it not been paid until the maturity date for such Fixed Rate Term Loan exceeds
     (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the certificate of deposit markets for a period starting on the date on which it was prepaid and ending on the maturity date for such Fixed Rate Term Loan.

                    "(dd) Principal and interest owing to the Bank under the Fixed Rate Term Loan shall be evidenced by entries in records maintained by the Bank.

                    "(ee)  For purposes of this Agreement:

     'Fixed Rate Interest Period' of a Fixed Rate Term Loan means the period commencing on the date the Fixed Rate Term Loan is made and ending on the maturity date of such Fixed Rate Term Loan (which maturity date cannot occur after September 30, 1998).

                    "(ff) Principal of each Fixed Rate Term Loan shall be repaid in substantially equal quarterly installments commencing on the last day of the second month after the month in which the Fixed Rate Term Loan is made, on the last day of each three month period (commencing on


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

     the day on which the prior principal installment was made) thereafter until the last day of the Fixed Rate Interest Period of the Fixed Rate Term Loan, on which day the entire unpaid principal balance of the Fixed Rate Term Loan together with accrued and unpaid interest thereon shall be due and payable.

     "The number of quarterly installments of each Fixed Rate Term Loan shall be the quotient resulting from dividing the number of months in the term of such Term Loan by three and any remained in the form of a fraction shall be counted as one.

               "(iii)  OFFSHORE RATE OPTION.

                    "(aa) Under this option, the Term Loan (the 'Offshore Rate Term Loan') shall bear interest until payment is due (computed daily on the basis of a 360 day year and actual days elapsed, which results in more interest than if a 365 day year were used) at a rate per annum equal to the Offshore Rate plus two percentage points. Each Offshore Rate Term Loan shall be in a minimum amount of $1,000,000 and not less than 15,000,000 in Dollar Days. For purposes of this Agreement, 'Dollar Days' means the product of the amount of the Offshore Rate Term Loan times the number of days in the term of the Offshore Rate Term Loan. Each Offshore Rate Term Loan shall be for a period of at least 12 months and if longer, for the number of months divisible by three but not more than 36 months (and in no event maturing after September 30, 1998), as agreed to between the Bank and the Borrower.

                    "(bb) The Borrower shall pay interest on each Offshore Rate Term Loan on the last day of each month starting with the month in which such Offshore Rate Term Loan is made and on the last day of each Offshore Rate Interest Period for such Offshore Rate Term Loan. The Borrower shall pay the principal amount of each Offshore Rate Term Loan in substantially equal quarterly instalments on the last day of each Offshore Rate Interest Period of such Offshore Rate Term Loan.

     "The number of quarterly installments of each Offshore Rate Term Loan shall be the number of Interest Periods in such Offshore Rate Term Loan.

                    "(cc) The Borrower may at any time prepay any Offshore Rate Term Loan, in full or in part. Each prepayment shall be accompanied by the payment of accrued interest on the amount prepaid. The Borrower shall, on demand, pay the Bank the amount (if any) by which (i) the additional interest which would have been payable on the amount prepaid had it not been paid until the last day of the Offshore Rate Interest Period in which such prepayment was made exceeds
     (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the Offshore Dollar inter-bank markets for a period starting on the date on which it was prepaid and ending on the last day of such Offshore Rate Interest Period.

                    "(dd) The Bank shall have no obligation to make Offshore Rate Term Loan, or to continue any Offshore Rate Term Loan if the Bank and the Borrower are unable to agree on an Offshore Rate for an Interest Period for such Term Loan or if any of the following described events has occurred and is continuing:

                    "(i) Dollar deposits in the principal amount of the Offshore Rate Term Loan and for periods equal to the Offshore Rate Interest Period are not available in the Offshore Dollar inter-bank markets; or

                    "(ii) The Offshore Rate does not accurately reflect the cost of making the affected Offshore Rate Term Loan or Loans.

     "If the Bank shall not have any obligation to make or continue any Offshore Rate Term Loan, such Offshore Rate Term Loan shall be converted into a Reference Rate Term Loan subject to the provisions of Paragraph 1.8(d)(i).

                    "(ee) Principal and interest owing to Bank under each Offshore Rate Term Loan shall be evidenced by entries in records maintained by Bank.

                    "(ff)  For purposes of this Agreement:

               'Offshore Rate' means for each Offshore Rate Interest Period for an Offshore Rate Loan the rate of interest which Bank and Borrower agree, at the time Borrower requests the Offshore Rate Term Loan (which request must be received by the Bank not later than three banking days prior to the first day of such Offshore Rate Interest Period), will be applicable to such Offshore Rate Interest Period.

               'Offshore Rate Interest Period' means for each Offshore Rate Term Loan the period commencing on the date the Offshore Rate Term Loan is made and ending on the last day of the second month after the Offshore Rate Term Loan is made and each successive three month period thereafter; provided, however, that the last day of each Offshore Rate Interest Period shall be (a) determined in accordance with the practices of the

          Offshore Dollar inter-bank markets as from time to time in effect and
          (b) on or prior to September 30, 1998.

          "(e) On the date each Term Loan is made, the Borrower shall pay the Bank a fee in an amount equal to 0.125% of the amount of the Term Loan.

          "(f) The maximum amount which may be outstanding under Paragraph 1.1 shall be reduced in an amount equal to the aggregate amount of the Term Loans made."

          (n) Paragraph 1.9 of the Credit Agreement shall be amended, respectively, in the first, second, and third sentences thereof by deleting the date "July 31, 1994" and inserting in lieu thereof the date "September 30, 1995".

          (o) Article 2 of the Credit Agreement shall be amended by deleting it in its entirety and inserting in lieu thereof the term "Reserved".

          (p) Paragraph 6.4 of the Credit Agreement shall be amended by deleting the amount "Five Hundred Thousand and 00/100 Dollars ($500,000.00)" and inserting in lieu thereof the amount "One Million and 00/100 Dollars ($1,000,000.00)".

          (q) Paragraph 6.5 of the Credit Agreement shall be amended by deleting it in its entirety and restating it in full, as follows:

          "6.5 Maintain at all times on a consolidated basis a ratio of (a) the sum of cash, cash equivalents, short-term cash investments, and billed accounts receivable to (b) current liabilities of at least 1.00 to 1.00. Current liabilities shall be determined in accordance with generally accepted accounting principles consistently applied;"

          (r) Paragraph 6.6 of the Credit Agreement shall be amended by deleting it in its entirety and restating it in full, as follows:

          "6.6 Not suffer or incur on a consolidated basis any quarterly net or operating loss in any two consecutive quarters;"

          (s) Paragraph 6.7 of the Credit Agreement shall be amended by deleting it in its entirety and restating it in full, as follows:

          "6.7 (a) Maintain on a consolidated basis a Tangible Net Worth of at least $53,000,000.00 plus 75% of net profit after taxes as of each quarter starting with the quarter ending on June 30, 1994 plus
     100% of new equity as of each quarter starting with the quarter ending on June 30, 1994; (b) not permit Borrower's total liabilities not subordinated in a manner satisfactory to Bank to all of Borrower's indebtedness to Bank to exceed Tangible Net Worth. For purposes of this Agreement, 'Tangible Net Worth' means the gross book value of the assets of Borrower (exclusive of goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, deferred charges and other like intangibles) less (i) reserves applicable thereto and (ii) all liabilities including accrued and deferred income taxes other than indebtedness subordinated, in a manner satisfactory to Bank, to all of Borrower's indebtedness to Bank; total liabilities and the components of Tangible Net Worth shall be determined in accordance with generally accepted accounting principles consistently applied;"

          (t) Exhibit A of the Credit Agreement shall be deleted in its entirety.

     3. REPRESENTATIONS AND WARRANTIES. The Borrower hereby represents and warrants to the Bank as follows:

          (a) No event which is, or with the lapse of time or notice or both would be, an Event of Default has occurred and is continuing.

          (b) The execution, delivery and performance by the Borrower of this Amendment have been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, notice to or action by, any person (including any governmental regulatory authority) in order to be effective and enforceable. The Credit Agreement as amended by this Amendment constitutes the legal, valid and binding obligations of the Borrower, enforceable against it in accordance with its respective terms, without defense, counterclaim or offset.

          (c) All representations and warranties of the Borrower contained in the Credit Agreement are true and correct.

          (d) The Borrower is entering into this Amendment on the basis of its own investigation and for its own reasons, without reliance upon the Bank or any other person.

     4.  EFFECTIVE DATE.  This Amendment will become effective as of August   ,
1994 (the "FIRST AMENDMENT EFFECTIVE DATE"), PROVIDED THAT each of the following conditions precedent has been satisfied:

          (a) The Bank has received from the Borrower a duly executed original of this Amendment.


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          (b)  The Bank has received from the Borrower a copy of a resolution passed by the board of directors of such corporation, certified by the Secretary or an Assistant Secretary of such corporation as being in full force and effect on the date hereof, authorizing the execution, delivery and performance of this Amendment.

On the First Amendment Effective Date, Bank and Borrower agree that the Credit Agreement shall be in full force and effect as of such date, as amended by this Amendment.

     5. RESERVATION OF RIGHTS. The Borrower acknowledges and agrees that the execution and delivery by the Bank of this Amendment shall not be deemed to create a course of dealing or otherwise obligate the Bank to forbear or execute similar amendments under the same or similar circumstances in the future.

     6.  MISCELLANEOUS.

          (a) Except as herein expressly amended, all terms, covenants and provisions of the Credit Agreement are and shall remain in full force and effect and all references therein to such Credit Agreement shall henceforth refer to the Credit Agreement as amended by this Amendment. This Amendment shall be deemed incorporated into, and a part of, the Credit Agreement.

          (b) This Amendment shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns. No third party beneficiaries are intended in connection with this Amendment.

          (c) This Amendment shall be governed by and construed in accordance with the law of the State of California.

          (d) This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

          (e) This Amendment, together with the Credit Agreement, contains the entire and exclusive agreement of the parties hereto with reference to the matters discussed herein and therein. This Amendment supersedes all prior drafts and communications with respect thereto. This Amendment may not be amended except in accordance with the provisions of Paragraph 8.3 of the Credit Agreement.

          (f) If any term or provision of this Amendment shall be deemed prohibited by or invalid under any applicable law, such provision shall be invalidated without affecting the remaining provisions of this Amendment or the Credit Agreement, respectively.


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

          (g) Borrower covenants to pay to or reimburse the Bank, upon demand, for all costs and expenses (including allocated costs of in-house counsel) incurred in connection with the development, preparation, negotiation, execution and delivery of this Amendment, including without limitation appraisal, audit, search and filing fees incurred in connection therewith.

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.


STANFORD TELECOMMUNICATIONS, INC.


By: /s/ James J. Spilker, Jr.
    -----------------------------
Name:   James J. Spilker, Jr.
       --------------------------
Title:  Chairman, President
       --------------------------


By:  /s/ Gary Wolf
    -----------------------------
Name:    Gary Wolf
       --------------------------
Title: Senior Vice President, CFO
       --------------------------


BANK OF AMERICA NATIONAL TRUST
     AND SAVINGS ASSOCIATION


By:  /s/ Allen B. Miner
    -------------------------
Title: Vice President


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